Exhibit 99.2

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

IN CONNECTION WITH THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our unaudited consolidated financial statements and the related notes included elsewhere in this Report on Form 6-K and with the discussion and analysis of our financial condition and results of operations contained in our Annual Report on Form 20-F for the fiscal year ended December 31, 2025 filed with the Securities and Exchange Commission on April 30, 2026 (the “2025 Form 20-F”). This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed in the 2025 Form 20-F under the section titled “Risk Factors” and in other parts of the 2025 Form 20-F. Our consolidated financial statements have been prepared in accordance with U.S. GAAP.

Overview

We are a clinical stage biopharmaceutical company dedicated to the discovery, development and commercialization of therapeutic assets to treat diseases with unmet medical needs, particularly in oncology (including orphan oncology indications) and infectious diseases. The pipeline of Aptorum is also enriched through the co-development of PathsDx Test, a novel molecular-based rapid pathogen identification and detection diagnostics technology with Accelerate Technologies Pte Ltd, commercialization arm of the Singapore’s Agency for Science, Technology and Research.

Based on our evaluation of preliminary data and our consideration of a number of factors including substantial unmet needs, benefits over existing therapies, potential market size, competition in market, the Company decides how to prioritize its resources among projects. Overall, our rationale for selecting Lead Projects is not based on any mechanical formula or rigid selection criteria, but instead focused on a combination of the factors and individual attributes of the Lead Projects themselves.

Our goal is to develop a broad range of novel and repurposed therapeutics and diagnostics technology across a wide range of disease/therapeutic areas. Key components of our strategy for achieving this goal include:

●	Developing therapeutic and diagnostic innovations across a wide range of disease/therapeutic areas;

●	Selectively expanding our portfolio with potential products that may be able to attain orphan drug designation and/or satisfy current unmet medical needs;

●	Collaborating with leading academic institutions and CROs;

●	Expanding our in-house pharmaceutical development center;

●	Leveraging our management’s expertise, experience and commercial networks;

●	Obtaining and leveraging government grants to fund project development.

We have devoted a substantial portion of the proceeds from our offerings to our Lead Projects. Our Lead Projects are ALS-4, SACT-1 and PathsDx.

During the second quarter of 2023, the Company made a decision to streamline its operations by terminating clinic services and suspending non-lead R&D projects. This measure is aimed at optimizing the allocation of its resources and focusing its efforts on advancing lead projects, which hold the most promise for commercial success and beneficial impact. This decision aligns with the Company’s commitment to enhance shareholder value and effectively drive its core objectives forward in the competitive landscape.

The Company is party to a lawsuit initially filed on notice on September 3, 2024, by Karen Cheung (“Plaintiff”) in the Supreme Court of the State of New York, County of New York (“State Court Action”) (Index No. 654541/2024), which sought relief arising from (i) violations of the federal Racketeer Influenced and Corrupt Organizations Act (“RICO”), 18 § U.S.C. 1961(c), (ii)conspiracy to violate RICO, 18 U.S.C. § 1961(d), (iii) fraud, (iii) breach of fiduciary duty, (iv) negligent misrepresentation, (v) unjust enrichment, (vi) civil conspiracy and (vii) violations of the federal Securities Act of 1933, 15 § U.S.C. 77a et. seq. On December 27, 2024, the Company filed a Notice of Removal in the U.S. District Court for the Southern District of New York (Case No.1:24-cv-09969-VSB-OTW) removing the State Court Action to federal court. On December 30, 2024, the Company filed a demand for service of the complaint on the Company. Plaintiff filed and served her Complaint on the Company on February 24, 2025, alleging claims for (i) violations of RICO 18 U.S.C. § 1962(c), (ii) conspiracy to violate RICO 18 U.S.C. § 1962(d), (iii) fraud; (iv) aiding and abetting breach of fiduciary duty, (v) unjust enrichment, and (vi) civil conspiracy. Following a motion, Plaintiff was granted leave to amend her Complaint. On May 30, 2025, Plaintiff filed her First Amended Complaint. The parties filed Joint Stipulation and Proposed Order Regarding Briefing Schedule ("Briefing Schedule") on June 9, 2025. The Court entered the Briefing Schedule on June 9, 2025, wherein the Company's motion to dismiss was due July 18, 2025, Plaintiff's opposition was due August 18, 2025, and Company's reply in support of its motion to dismiss was due September 8, 2025. The Company believes that Plaintiff’s claims are without merit and has filed a motion to dismiss the Complaint on July 18, 2025. Such motion is now fully briefed and is currently pending with the Court. As such, the Company will continue to vigorously defend against Plaintiff’s claims. The Court entered an order on July 27, 2026, setting a conference to discuss discovery. At this time, it is too early to estimate the costs and expenses of defending the lawsuit.

Merger with DiamiR Biosciences Corp.

On July 20, 2026 (the “Closing Date”), after obtaining the requisite shareholder approval and satisfying the closing conditions, Aptorum consummated its previously announced merger (the “Closing”) pursuant to that certain Agreement and Plan of Merger on July 14, 2025, (the “Merger Agreement”), between Aptorum and DiamiR Biosciences Corp., a Delaware corporation, pursuant to which, among other matters, Aptorum was to form a direct, wholly owned subsidiary in the state of Delaware (“Merger Sub”).

Pursuant to the terms of the Merger Agreement, immediately prior to the Closing on July 20, 2026, Aptorum affected a domestication under Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and Section 206 of the Companies Act (as revised) of the Cayman Islands (the “Domestication”), pursuant to which Aptorum transferred by way of continuation to and became a Delaware corporation. On July 20, 2026, immediately following the Domestication, Merger Sub merged with and into DiamiR in accordance with the applicable provisions of the DGCL, with DiamiR continuing as the surviving company and a wholly-owned subsidiary of Aptorum (the “Merger”). As part of the Domestication, Aptorum changed its name to Niki BioSolutions, Inc. and filed Niki’s Certificate of Incorporation with the Delaware Secretary of State, which replaced Aptorum’s memorandum and articles in effect as of such time. In connection with the Merger, the Company’s common stock, par value $0.0001 per share (the “Niki Common Stock”), trades on Nasdaq under the symbol “NIKI”. In connection with the name change, the CUSIP number for the Niki Common Stock is 653942 102.

Following the Domestication, each then issued and outstanding Class A ordinary share of Aptorum converted automatically, on a one-for-one basis, into a share of Niki’s common stock, par value $0.0001 per share, and each then issued and outstanding Class B ordinary share of Aptorum converted automatically into a share of Niki Common Stock and a share of Niki’s non-voting and non-convertible Series A preferred stock (the “Series A Preferred Stock”). Accordingly, a total of 814,375 shares of Niki Common Stock and 179,693 shares of Series A Preferred Stock, respectively, were issued to Aptorum’s existing shareholders.

Pursuant to the Merger, each then-outstanding share of DiamiR’s common stock were converted into a number of shares of Niki Common Stock equal to the Conversion Ratio, which was the number resulting from dividing (i) 0.4102, which is the quotient of dividing the total number of Aptorum ordinary shares on a fully diluted basis by the total number of shares of DiamiR common stock on a fully diluted basis, by (ii) three-seventh (3/7). Accordingly, a total of 1,979,216 shares of Niki Common Stock were issued to current stockholders of DiamiR; no shares of Series A Preferred Stock was issued to any current DiamiR stockholders.

Concurrently with the execution of the Merger Agreement, DiamiR and Aptorum Therapeutics Limited, a wholly owned subsidiary of Aptorum (“Aptorum Therapeutics”), entered into a management services agreement (as amended, the “Management Services Agreement”), which terminated as of the closing of the transaction contemplated by the Merger Agreement. In addition, concurrently with the execution of the Merger Agreement, DiamiR, DiamiR, LLC, a wholly owned subsidiary of DiamiR, Aptorum and Aptorum Therapeutics entered into an intellectual property license agreement (“Licensing Agreement”), pursuant to which DiamiR and DiamiR, LLC shall license on a non-exclusive basis their respective intellectual properties to Aptorum Therapeutics in exchange for upfront and periodic payments and royalties until the earlier of the closing of the Merger or July 31, 2026, and therefore it terminated as of the Closing. The parties also entered into a Voting and Support Agreement, as well as a Stockholder Agreement (collectively with the Management Services Agreement and Licensing Agreement, the “Transaction Documents”), pursuant to which certain parties agreed to vote in favor of certain corporate actions.

On July 20, 2026, the merger between the Group and DiamiR Biosciences Corp. (“DiamiR”) has been closed and the Company has changed the name from Aptorum Group Limited to Niki BioSolutions, Inc. The merger is accounted for as a business combination using the acquisition method of accounting in accordance with ASC 805. The Group was identified as the accounting acquirer and legal acquirer based on an evaluation of the following facts and circumstances: (i) although after consummation of the merger, the current equity holders of the Group retaining 30% ownership interest of the combined company, pursuant to the shareholder agreement, Aptorum still has contractual rights which allow it to designate a majority of the Board of Directors until DiamiR’s voting interest is less than 25% of the combined entity or until the 2027 Annual Meeting; (ii) pursuant to the shareholder agreement, Aptorum has the power to appoint three of the five Directors, which is a majority of the Board of Directors; (iii) Aptorum’s CEO remains in place post-merger and continues to lead strategic initiatives, including business development and financing; (iv) Aptorum is historically larger size than DiamiR; (v) Aptorum initiated the merger and led negotiations and the merger aligns with Aptorum’s strategic goals and business model.

About DiamiR

DiamiR was incorporated in Delaware on June 16, 2014, and primarily operates through its wholly owned subsidiary, DiamiR, LLC, which was incorporated as a limited liability company in Delaware on September 17, 2009. DiamiR is a molecular diagnostics company focused on developing and commercializing minimally invasive tests for early detection and monitoring of neurodegenerative diseases, such as mild cognitive impairment and Alzheimer’s disease, rare neurodevelopmental diseases, such as Rett syndrome, other brain health disorders, and cancer. The proprietary platform technology developed at DiamiR and protected by over 50 issued patents is based on quantitative analysis of organ-enriched microRNAs detectable in blood plasma. In addition to blood-based microRNA panels, as part of its biopharma services DiamiR’s CLIA/CAP-certified laboratory offers protein and genetic biomarker analyses for screening, patient stratification, disease and treatment monitoring.

Factors Affecting our Results of Operations

Research and Development Expenses

We believe our ability to successfully develop innovative drug candidates will be the primary factor affecting our long-term competitiveness, as well as our future growth and development. Creating high quality global first-in-class or best-in-class drug candidates requires significant investment of resources over a prolonged period of time. As a result of this commitment, our pipeline of drug candidates has been steadily advancing.

Our drug candidates are still in development, and we have incurred and will continue to incur significant research and development costs for pre-clinical studies and clinical trials. We expect that our research and development expenses may significantly increase in future periods in line with the advancement and expansion of the development of our drug candidates.

We have been able to fund the research and development expenses for our drug candidates through a range of sources, including the proceeds raised from our public offering and follow-on offerings on Nasdaq, private placement to other investors and line of credit facilities from shareholders, related parties and banks.

This diversified approach to funding allows us to not depend on any one method of funding for our research and development activities, thereby reducing the risk that sufficient financing will be unavailable as we continue to accelerate the development of our drug candidates.

RESULTS OF OPERATION

For the six months ended June 30, 2026 and 2025

The following table summarizes our results of operations for the six months ended June 30, 2026 and 2025.

	For the six months ended June 30,
	2026	2025
	(Unaudited)	(Unaudited)
Operating expenses
Research and development expenses	(383,752)	(19,375)
General and administrative fees	(427,567)	(187,422)
Legal and professional fees	(547,131)	(418,881)
Other operating (expenses) income	(56,110)	222,912
Total operating expenses	(1,414,560)	(402,766)

Other income (expenses)
Interest expense, net	(56,740)	(46,529)
Change in fair value of warrant liability	164,000	-
Total other income (expenses), net	107,260	(46,529)

Net loss	$(1,307,300)	(449,295)
Less: net loss attributable to non-controlling interests	18,704	(7,515)

Net loss attributable to Niki BioSolutions, Inc.	$(1,326,004)	$(441,780)

Revenue and cost

There was no revenue and cost for both period due to reallocate resources towards the development of the Company’s leading projects.

Research and development expenses

Research and development expenses comprised of costs incurred related to research and development activities, including payroll expenses to our research and development staff, service fees to our consultants, advisory and contracted research organization, and amortization of licensed patents, sponsored research programs with various universities and research institutions and costs in acquiring IP rights which did not meet the criteria of capitalization under the U.S. GAAP. The following table sets forth a summary of our research and development expenses for the six months ended June 30, 2026 and 2025. The increase in research and development expenses compared to the six months ended June 30, 2025 was primarily attributable to expenses incurred in connection with the Management Services Agreement and Licensing Agreement entered into concurrently with the Merger Agreement. Under the Management Services Agreement, DiamiR and Aptorum Therapeutics entered into arrangements for management services, and under the Licensing Agreement, DiamiR and DiamiR, LLC licensed certain intellectual property to Aptorum Therapeutics on a non-exclusive basis in exchange for upfront and periodic payments and royalties. These agreements terminated upon the closing of the Merger. Accordingly, substantially all R&D expenses for the six months ended June 30, 2026 related to DiamiR, and other R&D activities remained suspended as the Company focused its attention and resources on completing the Merger.

	For the six months ended June 30,
	2026	2025
	(Unaudited)	(Unaudited)
Research and Development Expenses:
DiamiR management services expenses	376,552	-
DiamiR licensing expenses	7,200	-
Other R&D expenses	-	19,375
Total Research and Development Expenses	383,752	19,375

	For the six months ended June 30,
	2026	2025
	(Unaudited)	(Unaudited)
R&D expenses by projects
ALS-4	$-	$4,301
SACT-1	-	15,074
Other projects	383,752	-
Total	$383,752	$19,375

General and administrative fees

The following table sets forth a summary of our general and administrative fees for the six months ended June 30, 2026 and 2025. General and administrative expenses increased for the six months ended June 30, 2026 compared to the corresponding period in 2025, primarily due to management service fees and other administrative costs incurred under the Management Services Agreement in connection with preparation for the Merger.

	For the six months ended June 30,
	2026	2025
	(Unaudited)	(Unaudited)
General and Administrative Fees:
Insurance	$81,376	$103,609
Rent and rates	88,236	63,016
Payroll expenses	-	19,057
Travelling expenses	-	1,740
DiamiR management services expenses	253,448	-
Other expenses	4,507	-
Total General and Administrative Fees	427,567	187,422

Legal and professional fees

For the six months ended June 30, 2026 and 2025, the legal and professional fees were $547,131 and $418,881, respectively. The increase in legal and professional fees was primarily attributed to the non-routine activities such as potential merger activity that were present in the same period last year. Such non-routine exercises in the current period have resulted in an increase in legal and professional fees.

Other operating (expenses) income

The other operating expenses of $56,110 for the six months ended June 30, 2026 and the other operating income of $222,912 for the six months ended June 30, 2025 mainly represent the exchange gain arising on change in foreign exchange rate.

Other income (expenses)

The other income of $107,260 for the six months ended June 30, 2026 mainly represented the gain from change in fair value of warrant liability, and the other expenses of $45,529 for the six months ended June 30, 2025 represented interest expense.

Net loss attributable to Niki BioSolutions, Inc.

For the six months ended June 30, 2026 and 2025, net loss attributable to Niki BioSolutions, Inc. (excluding net loss attributable to non-controlling interests) was $1,326,004 and $441,780, respectively.

LIQUIDITY AND CAPITAL RESOURCES

The Group reported a net loss of $1,307,300, negative working capital of $2,475,418, and net operating cash outflow of $1,553,720 for the six months ended June 30, 2026. In addition, the Group had an accumulated deficit of $75,118,802 as of June 30, 2026. The Group’s operating results for future periods are subject to numerous uncertainties and it is uncertain if the Group will be able to reduce or eliminate its net losses for the foreseeable future. If management is not able to generate significant revenues from its product candidates currently in development, the Group may not be able to achieve profitability. Following the completion of the merger with DiamiR in July 2026, management’s going concern assessment also considered DiamiR’s financial condition and cash flow forecast as part of the Group’s liquidity analysis for the twelve months following the issuance of these unaudited condensed consolidated financial statements. DiamiR has a limited operating history, has incurred recurring net losses and negative operating cash flows, and its standalone financial statements indicate that its existing capital is not expected to be sufficient to fund its operations for the next twelve months without additional financing. Successful transition to attaining profitable operations is dependent upon achieving a level of revenues adequate to support the Company’s cost structure. In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these financial statements are issued.

If the Group is unable to generate sufficient funds to finance the working capital requirements of the Group within the normal operating cycle of a twelve-month period from the date of these financial statements are issued, the Group may have to consider supplementing its available sources of funds through the following sources:

●	other available sources of financing from banks and other financial institutions or private lender; and

●	equity financing.

The Company can make no assurances that required financings will be available for the amounts needed, or on terms commercially acceptable to the Company, if at all. If one or all of these events does not occur or subsequent capital raises are insufficient to bridge financial and liquidity shortfall, there would likely be a material adverse effect on the Company and would materially adversely affect its ability to continue as a going concern.

The accompanying unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the unaudited condensed consolidated financial statements have been prepared on a basis that assumes the Group will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

CONTRACTUAL OBLIGATIONS

The following table sets forth our contractual obligations as of June 30, 2026.

	Payment Due by Period (Unaudited)
	Total	less than one year	One to three years	Three to five years
	US$	US$	US$	US$
Debt obligations	3,508,500	3,508,500	-	-
Total	3,508,500	3,508,500	-	-

Debt obligations

Debt obligations reflect outstanding principal and accrued interest payable to Jurchen Investment Corporation, the largest shareholder of the Company, pursuant to a convertible note arrangement. This instrument features a conversion option at a price of $2.42 per share into the Company’s Class A Ordinary Shares. It carries a two-year maturity from the date of issuance and bears an annual interest rate of 6%. On September 11, 2025 upon the maturity of the convertible note, the Group entered into an extension agreement with Jurchen Investment Corporation to extend the convertible note further for 12 months.

The Group can access up to a total $12 million under a line of credit offered by Aeneas Group Limited. The line of credit was originally mature on August 12, 2022. The Group and Aeneas Group Limited has mutually agreed to extend the line of credit arrangement further 3 years to August 12, 2026, and the respective credit line have been extended further to August 2026. The interest on the outstanding principal indebtedness is at the rate of 8% per annum. The Group may early repay, in whole or in part, the principal indebtedness and all interest accrued at any time prior to the maturity date without the prior written consent of the lender and without payment of any premium or penalty.

CONTINGENT PAYMENT OBLIGATIONS

As of June 30, 2026, we do not have any non-cancellable purchase commitments.

The Group has contingency payment obligations under each of the license agreements, such as milestone payments, royalties, research and development funding, if certain condition or milestone is met.

Milestone payments are to be made upon achievements of certain conditions, such as Investigational New Drugs (“IND”) filing or U.S. Food and Drug Administration (“FDA”) approval, first commercial sale of the licensed products, or other achievements. The aggregate amount of the milestone payments that we are required to pay up to different achievements of conditions and milestones for all the license agreements signed as of June 30, 2026 are as below:

Amount
(unaudited)
Drug molecules: up to the conditions and milestones of
From entering phase 1 to before first commercial sale	$920,000
First commercial sale	800,000
Net sales amount more than certain threshold in a year	7,000,000
Subtotal	$8,720,000

For both the six months ended June 30, 2026 and 2025, the Group incurred no milestone payments. For both the six months ended June 30, 2026 and 2025, the Group did not incur any royalties or research and development funding.

CONDENSED SUMMARY OF OUR CASH FLOWS

	Six months ended June 30, 2026	Six months ended June 30, 2025
	(Unaudited)	(Unaudited)
Net cash used in operating activities	$(1,553,720)	$(816,544)
Net cash used in investing activities	(65,000)	-
Net cash provided by financing activities	-	2,699,200
Net (decrease) increase in cash	$(1,618,720)	$1,882,656

For the six months ended June 30, 2026 and 2025

Operating activities

Net cash used in operating activities amounted to $1.6 million and $0.8 million for the six months ended June 30, 2026 and 2025, respectively. The net cash used in operating activities increased as a result of the Company’s exclusive emphasis on the previously anticipated Merger.

Investing activities

Net cash used in investing activities amounted to $65,000 and nil for the six months ended June 30, 2026 and 2025, respectively, and no material movement noted. The increase in net cash outflow from investing activities was associated with the loan to DiamiR.

Financing activities

Net cash provided by financing activities amounted to nil and $2.7 million for the six months ended June 30, 2026 and 2025, respectively. The decrease in net cash inflow from financing activities is attributed to the placing of shares in prior period.

Statement Regarding Unaudited Financial Information

The unaudited financial information set forth above is subject to adjustments that may be identified when audit work is performed on the Company’s year-end financial statements, which could result in significant differences from this unaudited financial information.